Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Hallmark Equity Series Trust

In planning and performing our audit of the financial statements of Hallmark Capital Appreciation Fund, Hallmark Informed Investors Growth Fund, Hallmark International Equity Fund, Hallmark International Small-Cap Fund, Hallmark Large-Cap Growth Fund, Hallmark Mid-Cap Growth Fund, Hallmark Small-Cap Growth Fund and Hallmark Strategic Growth Fund (separate portfolios of Hallmark Equity Series Trust, hereafter referred to as the "Funds") for the period ended March 31, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, with respect to the Funds, we noted the following matter involving internal control and its operation, that we consider to be a material weakness as defined above as of March 31, 2005. We noted that management did not maintain effective internal control over the calculation and reporting of the "Financial Highlights". Specifically, the Funds' procedures for preparing the "Financial Highlights" were not sufficiently detailed to detect and correct errors in certain underlying calculations. Management of the Funds has advised us that this condition has been corrected subsequent to year end. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audits of the financial statements for the period ended March 31, 2005, and this report does not affect our opinion on those financial statements.

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This report is intended solely for the information and use of the Board of
Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
May 31, 2005


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